Exhibit 10.25

November 27, 2017

William Savage

Via electronic mail

Dear William,

This letter confirms the offer of employment with Pier 1 Services Company ("Pier 1 Imports" or "the Company") for the position of Executive Vice President Sourcing in Fort Worth, Texas, effective December 7, 2017, pursuant to the terms of the attached Employment Term Sheet. The position reports to the President and Chief Executive Officer at a starting base salary of $450,000 per year ($17,307.69 bi-weekly); in each case subject to required withholdings for applicable taxes and voluntary pay deductions.

Pier 1 Imports' offer is made given your indication that you are not subject to any arrangement, agreement or restriction that would preclude you in any way from accepting employment with Pier 1 Imports whether serving in the above position or another position with the Company. This offer of employment is also contingent upon the completion, receipt and review of all references and background checks currently underway, each subject to the Company's approval and upon receiving the approval of this offer of employment by the Company's Compensation Committee of the Board of Directors.

If this letter and the attached Employment Term Sheet correctly sets forth your understanding of Pier 1 Imports' offer of employment, then please sign where indicated below to acknowledge your acceptance and return a copy to me.

Sincerely,

By:	/s/ Greg Humenesky
Executive Vice President, Human Resources
Pier 1 Services Company
By:	Pier 1 Holdings, Inc., its managing trustee

Agreed to:

/s/ William Savage	11/30/2017
William Savage	Date

cc: Alasdair James

EMPLOYMENT TERM SHEET FOR

WILLIAM SAVAGE

This term sheet summarizes the principal terms and conditions of the proposed employment of William Savage ("Executive") by Pier 1 Services Company.

Position	Executive Vice President, Sourcing
Office location	Company Headquarters, Fort Worth, Texas
Duties and Reporting Relationships	Duties commensurate with position, reporting directly to President and Chief Executive Officer
Base Salary	$450,000 per year, subject to annual review by the Compensation Committee.
Sign on Bonus

$150,000 payable upon completion of 60 days of employment; subject to pro rata clawback in the event Executive voluntarily leaves the Company or is terminated for Cause (as defined in the Severance Agreement referenced below) within 12 months following commencement of employment.

Annual short-term incentives

Participation in the company's annual cash incentive program at a level commensurate with other senior officers.

For fiscal year 2018, the target bonus opportunity will be 75% of base salary, prorated from date of hire; guaranteed payout equal to greater of $150,000 or the prorated amount earned as a participant of the Pier 1 Imports FY18 Plan.

Initial Time-Vesting Stock Award

One-time grant of restricted stock having a value equal to $225,000, granted upon commencement of employment. Vests in equal annual installments on each of the first three anniversaries of the grant date, subject to Executive's continued employment with the Company.

Performance-Based Stock Award

One-time grant of performance-based restricted stock on March 4, 2018, with the number of shares determined based on a target value of $337,500 (75% of base salary) divided by the 30-day trailing average of the closing price of Pier 1 Imports, Inc. common stock as of the employment start date. The award is subject to cliff vesting at the end of fiscal year 2021 (upon filing of FY 2021 annual report on Form 10-K) based on attainment of at least [ ] in savings relating to sourcing expenses during fiscal 2021 as compared to such expenses in fiscal 2018, with an opportunity to vest in 2X the target number of shares for cost savings of at least [ ]. The fiscal 2018 baseline for measuring savings will be established on or after March 4, 2018. Details on the calculation of sourcing expenses will be set forth in the award agreement.

Future Equity Awards	Eligible for grants of stock awards under the Company's long-term equity incentive program at a level commensurate with other senior officers.
Severance

The Company and Executive will enter into a Severance Agreement providing for 12 months of salary continuation in the event Executive's employment with the Company is terminated by the Company without Cause or by Executive for Good Reason.

Pursuant to the Severance Agreement, you will be subject to non-compete and vendor, customer and employee non-solicitation provisions for a period of one year following your termination of employment, and non- disclosure provisions following your termination of employment.

Group insurance plan

Managed health plan, long-term disability, dental insurance, accident insurance, vision and life insurance, and a prescription drug plan.

Pier 1 will reimburse Executive for COBRA costs pending eligibility for Pier l's welfare plans,

Stock purchase plan	Facilitates purchase of Pier 1 stock through contributions of up to 20% of eligible compensation, plus company matching contributions of 25% of amounts contributed.

Deferred compensation plan	Includes company matching contributions equal to 100% of the first 1% of eligible compensation deferred and 50% of the next 4% of eligible compensation deferred
401(k) retirement plan

Includes company matching contributions based on pre-tax contributions to the plan equal to 100% of the first 1% of eligible compensation to the plan and 50% of the next 4% of eligible compensation contributed to the plan.

Relocation	Up to $90,000 in accordance with the Company's standard relocation policy.
Vacation	Two weeks of vacation to expire at the end of the current fiscal year (Fiscal 2018}; 4 weeks granted on the first day of the fiscal year (Fiscal 2019).
Merchandise discount	25% discount on all Pier 1 Imports merchandise.